Exhibit 5.2

[BAKER & HOSTETLER LLP Letterhead]

June 23, 2011

ClubCorp Club Operations, Inc.

3030 LBJ Freeway, Suite 600

Dallas, Texas 75234

Ladies and Gentlemen:

We have acted as special Ohio counsel to Akron Management Corp., Dayton Racquet Club, Inc., Quail Hollow Management, Inc., Shoreby Club Management, Inc., Silver Lake Management Corp. and The Club at Society Center, Inc., each, an Ohio corporation (collectively, the “Guarantors”), in connection with the Registration Statement on Form S-4 (the “Registration Statement”) filed by ClubCorp Club Operations, Inc., a Delaware corporation (the “Company”), the Guarantors and the other registrant guarantors named therein with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the issuance by the Company of up to $415,000,000 aggregate principal amount of 10% Senior Notes due 2018 (the “Exchange Notes”) and the issuance by the Guarantors and the other guarantors of guarantees (the “Guarantees”) with respect to the Exchange Notes.  The Exchange Notes will be issued under, and the Guarantees will be issued as provided in, an indenture dated as of November 30, 2010 (the “Indenture”), among the Company, the guarantors named therein (including the Guarantors) and Wilmington Trust FSB, as trustee.  The Company will offer the Exchange Notes and the Guarantees in exchange for (the “Exchange Offer”) up to $415,000,000 aggregate principal amount of its outstanding 10% Senior Notes due 2018 and the related guarantees.

We have examined the originals, or duplicates or certified or conformed copies, of the Indenture, the articles of incorporation of each Guarantor, as amended to date, the by-laws of each Guarantor, as amended to date, and such corporate and other records, agreements, documents and other instruments and have made such other investigations as we have considered relevant or necessary in connection with the opinions hereinafter set forth.  With respect to the factual determinations underlying the legal conclusions set forth herein, we have relied upon and assumed the accuracy of all information, representations and warranties set forth in certificates or comparable documents of public officials and of officers and representatives of the Guarantors.  We have not attempted to verify independently such representations and statements.  Without limiting the foregoing, we have not conducted a search of any electronic databases, or the dockets of any court, administrative or other regulatory agency.

In rendering the opinions set forth herein, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies and the authenticity of the originals of such latter documents.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that:

1.             Each of the Guarantors is validly existing and in good standing under the laws of the State of Ohio and has the requisite corporate power and authority to execute and deliver the Indenture and its Guarantee and to perform its obligations thereunder.

2.             Each of the Guarantors has duly authorized, executed and delivered the Indenture.

3.             The execution and delivery of its Guarantee and the performance of its obligations thereunder have been duly authorized by each Guarantor.

4.             The execution and delivery by each Guarantor of the Indenture and its Guarantee and the performance of its obligations thereunder and the consummation of the transactions contemplated thereby (a) do not and will not violate its articles of incorporation, as amended to date, or its by-laws, as amended to date, and (b) do not and will not violate any Ohio statute or any rule or regulation issued pursuant to any Ohio statute. No order issued by any State of Ohio court or governmental agency or body of the State of Ohio and binding on any such Guarantor that would have a material and adverse impact on the Exchange Offer has been identified to us by any such Guarantor.

We do not express any opinion concerning any law other than the laws of the State of Ohio.  We also express no opinion herein as to (a) securities or blue sky laws or regulations, (b) antitrust or unfair competition laws or regulations, (c) tax or racketeering laws or regulations, or (d) local laws, regulations or ordinances.

This opinion letter is provided to the Company as a legal opinion only, and not as a guaranty or warranty of the matters discussed herein.

The foregoing opinions may be relied upon by your counsel, Simpson Thacher & Bartlett LLP, in connection with the filing of the Registration Statement.  We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the use of our name under the caption “Legal Matters” in the prospectus included in the Registration Statement.  In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Sincerely,

/s/ Baker & Hostetler LLP